Exhibit 99.B(f)

ING VP BALANCED PORTFOLIO, INC.
ING STRATEGIC ALLOCATION PORTFOLIOS, INC.
ING VP INTERMEDIATE BOND PORTFOLIO
ING VP MONEY MARKET FUND
ING VARIABLE FUNDS
ING VARIABLE PORTFOLIOS, INC.
ING SERIES FUND, INC.
(the “Funds”)

DEFERRED COMPENSATION PLAN
As Amended and Restated as of January 1, 2009

I.                                       INTRODUCTION

1.01                         This Deferred Compensation Plan (the “Plan”) has been established by resolution of the Boards of Directors/Trustees (the “Board”) using the format that has been established for use by all open-end management investment companies, with respect to each portfolio series thereof, whether now existing or to be created, that are advised by ING Life Insurance and Annuity Company (“ILIAC”), formerly Aetna Life Insurance and Annuity Company, or its successor, or by any affiliated person of ILIAC or its successor, that adopts this Plan with respect to any portfolio series thereof (each such investment company and portfolio series thereof being referred to as a “Fund”).  The purpose of the Plan is to provide retirement benefits for those directors or trustees, as the case may be, of each Fund who are not employees of the Fund, its distributor or administrator, or ILIAC, or any affiliate of ILIAC.  The Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the guidance promulgated thereunder.  The Plan shall be administered and interpreted in a manner to comply with Section 409A of the Code.

1.02                         The Plan shall be administered by the Board or by such person or persons as the Board may designate to carry out administrative functions hereunder (the “Plan Administrator”).  The Plan Administrator shall have complete discretion to interpret and administer the Plan in accordance with its terms, and its determinations shall be binding on all persons except for the provisions of ARTICLE VIII, whereunder action by the full Board shall be required.

1.03                         This plan document serves as the Plan for each Fund, but each Fund maintains its own separate Plan.

II.                                   DEFINITIONS

2.01                         Beneficiary or Beneficiaries:  The person, persons, or legal entities designated by the Participant in the Participant’s Deferral Agreement who are entitled to receive payments under this Plan that become payable to such person, persons, or legal entities in the event of the Participant’s death.  If more than one designated beneficiary survives the Participant, payments shall be made equally, unless otherwise provided in the beneficiary designation.  Nothing herein shall prevent the Participant from designating primary and secondary beneficiaries.  Secondary beneficiaries are considered designated beneficiaries and are entitled to payments under the Plan only in the event that there are no primary beneficiaries surviving the Participant.

2.02                         Compensation.  The annual retainer fees earned by a Participant for service as a director of the Funds; the annual retainer fee earned by a Participant for membership to a Committee of the Board; and any fees earned by a Participant for attendance at meetings of the Board and any of its Committees, all or a portion of which may be deferred.

2.03                         Deferral Agreement:  The agreement between the Funds and the Participant to defer Compensation under the Plan.

2.04                         Deferred Compensation:  The amount, as mutually agreed to by the Participant and the Funds, by which any Compensation not yet earned shall be reduced in return for the benefits provided under this Plan.

2.05                         Lump Sum:  A single payment of the entire balance credited to the Participant’s bookkeeping account under ARTICLE IV.

2.06                         Notional Fund:  Any open-end management investment company registered under the Investment Company Act of 1940 with respect to which ILIAC serves as investment adviser, shares of which are sold to the public, and which the Plan Administrator designates as a Notional Fund under the Plan.

2.07                         Participant:  Any Eligible Director of the Funds who fulfills the eligibility and enrollment requirements of ARTICLE III.

2.08                         Retirement:  The time at which the Participant Separates from Service with the Funds in conformity with the Retirement Policy of the Board in effect at the time of such cessation of service.

2.09                         Separation from Service or Separates from Service.  The time at which the Funds and the Participant reasonably anticipate that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services to the Funds if the Participant has been providing services to the Funds for less than 36 months).

2.10                         Unforeseeable Emergency.  A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152 of the Code, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

III.                               PARTICIPATION IN THE PLAN

3.01                         Eligibility:  Any director or trustee of the Funds who is not an employee of the Funds or of the Funds’ distributor or administrator, or who is not an employee of ILIAC or any affiliate of ILIAC, and who is not eligible to participate in the Retirement Plan for Employees of Aetna Inc. (“Eligible Director”), is eligible to participate in the Plan.

3.02                         Enrollment in the Plan:

(a)                                An Eligible Director may become a Participant by executing a Deferral Agreement whereunder that Eligible Director agrees to defer all or a portion of Compensation not yet earned and agrees to the provisions of the Plan.

(b)                               An election by the Eligible Director under the Plan to defer Compensation payable for services performed for any calendar year shall not be effective unless such election is made on or before December 31 of the preceding year, except that

(1)                                in the year in which the Plan is first implemented, the Eligible Director may elect to participate in the Plan within thirty days of the date on which the Plan is implemented, with deferral of Compensation to begin on the first day of the month subsequent to the month in which the election is made, or

(2)                                An Eligible Director may elect to participate in the Plan within thirty days of the date upon which such Director first meets the eligibility requirements of Section 3.01, with deferral of Compensation payable for services performed subsequent to the month in which the election is made.

(c)                                An Eligible Director who defers Compensation may not modify the Eligible Director’s Deferral Agreement to change the amount deferred except with respect to Compensation payable for services to be performed in a subsequent calendar year where the Participant notifies the Plan Administrator in writing or except as provided in ARTICLE VII hereof with respect to WITHDRAWALS.

(d)                               A Participant may elect the manner in which benefits will be distributed under the Deferral Agreement.  With respect to an election made on or after the date of the 2008 Plan restatement, a Participant may elect to be paid either in a lump sum or in five annual installments.  Effective January 1, 2009, a Participant may change the distribution election with respect to all of the Participant’s Compensation previously deferred under the Plan and to be deferred under the Plan in the same calendar year by notifying the Plan Administrator in writing of the Participant’s new election; provided, however, that such election may not take effect until at least 12 months after the date on which the election is made; the first payment with respect to which such election is made must be deferred for a period of no less than five years from the date such payment would otherwise have been made, and the election may not be made less than 12 months prior to the date the payment was scheduled to be made.

IV.                              ACCUMULATION OF DEFERRED COMPENSATION

4.01                         The Plan Administrator shall establish a bookkeeping account on behalf of the Participant, the value of which at any given time shall determine the benefits payable to the Participant under ARTICLES V and VI and the Withdrawal values under ARTICLE VII.  Beginning on the date the Participant first enrolls in the Plan, the account shall be credited with an amount equal to the Participant’s Deferred Compensation at such times as the Compensation subject to deferral would otherwise have been paid.  Until the account is removed from the books of the Fund, the account shall be further adjusted for notional investment experience as described in Section 4.02.

4.02                         Amounts credited to the Participant’s bookkeeping account shall be periodically adjusted for notional investment experience.  In each case such notional investment experience shall be determined by treating such account as though an equivalent dollar amount had been invested and reinvested in one or more of the Notional Funds.  The Notional Funds used as a basis for determining notional investment experience with respect to the Participant’s account shall be designated by the Participant in writing by instrument of election and effective as of March 23, 2005, may be changed prospectively by similar written election no later than five business days before the end of a calendar month effective as of the first day of the subsequent calendar month.  The Plan Administrator may from time to time limit the Notional Funds available for purposes of such election.  If at any time any Notional Fund that has previously been designated by the Participant as a notional investment shall cease to exist or shall be unavailable for any reason, or if the Participant fails to designate one or more Notional Funds pursuant to this Section 4.02, the Plan Administrator may, at its discretion and upon notice to the Participant, treat any amounts previously notionally invested or to be notionally invested in such Notional Fund as being invested in ING Aeltus Money Market Fund or if such Notional Fund ceases to exist or is unavailable for any reason, such other short-term high-quality fixed-income Notional Fund as the Plan Administrator may from time to time designate, in all cases only until such time as the Participant shall have made another investment election in accordance with the foregoing procedures.  The Participant’s bookkeeping account shall continue to be adjusted for notional investment experience until distributed in full in accordance with the distribution methods set forth in this Plan.

4.03                         It is specifically provided that neither the Plan Administrator nor the Funds shall be obligated to make actual cash deposits in the account, but only to make bookkeeping entries as if deposits had been made.  If for its own convenience the Funds should make deposits, it is further provided that any sums thus deposited shall remain a general unrestricted asset of the Funds and shall not be deemed as being held in trust, escrow, or in any other fiduciary manner for the benefit of the Participant.  The Participant understands that the value of the Participant’s bookkeeping account will fluctuate due to the investment experience of the Notional Funds and that at the time at which benefits become payable under the Plan, the value of the Participant’s bookkeeping account may be less than the total amount of Compensation deferred under the Plan.  The Funds is not responsible or liable for any amount by which the total amount of Compensation deferred exceeds the value of the bookkeeping account and the Funds shall have no obligation to restore any such difference.

4.04                         If a Notional Fund is dissolved or liquidated, a Participant’s deferrals under this Plan which are treated as though invested in such Notional Fund shall be redirected to one or more Notional Funds chosen by the Participant at such time.

V.                                  BENEFITS ON RETIREMENT

5.01                         If the Participant continues in the service of the Funds until Retirement, the Funds shall pay to such Participant the amount then and thereafter standing credited to the bookkeeping account described in ARTICLE IV at the time and in the manner as elected by the Participant in the Participant’s Deferral Agreement.  Installment payments shall be substantially equal over the period elected.  Any excess amounts remaining in the account shall be paid out in the final installment.  With respect to benefits payable in a Lump Sum, the Lump Sum shall be an amount equal to the current value of the Participant’s bookkeeping account on the date of the Participant’s Retirement.  The Lump Sum shall be paid to the Participant no later than the fifteenth day of the month following the date of the Participant’s Retirement.

5.02                         Should the Participant die at any time after Retirement, whether prior to or after the Participant has begun to receive the retirement payments provided for in Section 5.01, the Participant’s designated Beneficiary or Beneficiaries shall be entitled to receive the balance of such payments in a Lump Sum equal to the current value of the deceased Participant’s bookkeeping account on the date of the Participant’s death.  If no Beneficiary or Beneficiaries are designated as provided in Section 2.01 of this Plan at the time the Participant dies, then the Participant’s estate shall be paid by the Plan within 90 days of the Participant’s death a Lump Sum amount equal to the value of the Participant’s bookkeeping account on the date of the Participant’s death.

VI.                              BENEFITS ON SEPARATION FROM SERVICE OR DEATH PRIOR TO RETIREMENT

6.01                         In the event there is a Separation from Service for reason other than death or Retirement, the Funds shall pay to the Participant the amount then and thereafter standing credited to the bookkeeping account described in ARTICLE IV at the time and in the manner as elected by the Participant in the Participant’s Deferral Agreement.  Installment payments shall be substantially equal over the period elected.  Any excess amounts remaining in the account shall be paid out in the final installment.  With respect to benefits payable in a Lump Sum, the Lump Sum shall be an amount equal to the current value of the Participant’s bookkeeping account on the date of Separation from Service.  The Lump Sum or the initial installment payment shall be paid to the Participant no later than the fifteenth day of the month following the date of Separation from Service.

6.02                         In the event the Participant dies before the Participant’s Retirement or the Participant dies prior to receiving all of the payments under Section 6.01, the Participant’s designated Beneficiary or Beneficiaries shall be entitled to receive the balance remaining of such payments in a Lump Sum equal to the current value of the deceased Participant’s bookkeeping account on the date of the Participant’s death.  If no Beneficiary or Beneficiaries are designated as provided in Section 2.01 of this Plan at the time the Participant dies, then the Participant’s estate shall be paid by the Plan within 90 days of the Participant’s death a Lump Sum amount equal to the value of the Participant’s bookkeeping account on the date of the Participant’s death.

VII.                          WITHDRAWALS

In the event of an Unforeseeable Emergency, the Participant may apply to the Plan Administrator for early withdrawal from the Plan of an amount limited to that which is necessary to meet the emergency and/or to suspend his deferral under the Plan.  If such application for withdrawal is approved by the Plan Administrator, the withdrawal will be effective at the latter of the date specified in the Participant’s application or the date of approval by the Plan Administrator.  Whenever an application for withdrawal is honored, the Plan Administrator shall pay the Participant from the Participant’s bookkeeping account described in ARTICLE IV only those amounts necessary to meet the emergency.  The Participant’s bookkeeping account shall be appropriately adjusted to reflect the amounts withdrawn.  As provided in Section 1.02, the Plan Administrator shall make the required findings under this provision and such findings shall be binding upon all persons.

VIII.                      LIQUIDATION AND DISSOLUTION OF A FUND

Notwithstanding anything in the foregoing to the contrary, in the event of the liquidation, dissolution or winding up of a Fund that qualifies as a corporate dissolution under Section 331 of the Code (or analogous Code provision in the case of a Fund that is taxable as a partnership), the Plan maintained by such Fund shall be terminated and all unpaid amounts in the bookkeeping accounts of the Participants with respect to such Fund as of the effective date of such dissolution shall be paid in a lump sum to the Participants on such effective date.  For this purpose, a sale, conveyance or transfer of the Fund’s assets to a trust, partnership, association or another corporation in exchange for cash, shares or other securities with the transfer being made subject to, or with the assumption by the transferee of, the liabilities of the Fund shall not be deemed a dissolution of the Fund.

IX.                              AMENDMENT OR TERMINATION OF PLAN

9.01                         Each Board may at any time terminate this Plan.  Upon such termination, the Participant will be deemed to have revoked the election to defer Compensation with respect to Compensation payable for services in subsequent calendar years.  Distributions shall continue to be made in accordance with the provisions of ARTICLES V and VI and no distribution may be accelerated as a result of the Plan termination, except to the extent permitted by regulations promulgated under Section 409A of the Code and the guidance promulgated thereunder.

9.02                         The Board may amend the provisions of this Plan at any time provided, however, that no amendment shall adversely affect the rights of the Participant or the designated Beneficiary or Beneficiaries, if any, as to the receipt of payments under the Plan to the extent of any Compensation deferred before the time of the amendment.

X.                                  PARTICIPANT STATUS

The Participant in the Plan shall have only the status of general unsecured creditor of each Fund.  The Plan constitutes a mere promise by the Funds to make payments in the future.

XI.                              NON-ASSIGNABILITY CLAUSE

It is expressly provided that neither the Participant nor the Participant’s Beneficiary or Beneficiaries, nor any other designee, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder which payments and rights thereto are expressly declared to be non-assignable and non-transferable and, in the event of any attempted assignment or transfer, the Funds shall have no further liability hereunder.  Moreover, no unpaid benefits shall be subject to attachment, garnishment or execution, or be transferable by operation of law in the event of bankruptcy or insolvency, except to the extent otherwise required by law.  The right of the Participant or the Participant’s Beneficiary or Beneficiaries to payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary or Beneficiaries.  Notwithstanding the foregoing, amounts in a Participant’s bookkeeping account may be paid out to an individual other than the Participant, to the extent necessary to fulfill a domestic relations order.

XII.                          APPLICABLE LAW

This Plan shall be construed under the law of the State of Arizona.

XIII.                      EFFECTIVE DATE

This Plan shall be effective on the date of its adoption by the Fund’s Board of Directors or on such later date as may be provided in the vote, resolution or consent in which such adoption takes place.

Adopted by resolution of the Board on April 24, 1997 and restated on June 26, 2002 and December     , 2008.